Investor Relations
Heather Hille
Managing Director, Corporate Affairs
(952) 887-8923, heather.hille@toro.com

Media Relations
Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Declares Regular Quarterly Cash Dividend
Authorizes repurchase of up to additional 6 million shares

BLOOMINGTON, Minn. (December 9, 2025) – The Toro Company (NYSE: TTC), a leading global provider of solutions for the outdoor environment, today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.39 per share of TTC’s common stock, an increase over the previous $0.38 per share. This dividend is payable on January 12, 2026, to shareholders of record at the close of business on December 22, 2025.

Additionally, the Board of Directors authorized the repurchase of up to an additional 6 million shares of TTC’s common stock in open-market or in privately negotiated transactions from time to time and in such amounts as management deems appropriate.

About The Toro Company
The Toro Company (NYSE: TTC) is a leading global provider of solutions for the outdoor environment including turf and landscape maintenance, snow and ice management, underground utility construction, rental and specialty construction, and irrigation and outdoor lighting solutions. With net sales of $4.6 billion in fiscal 2024, The Toro Company’s global presence extends to more than 125 countries through a family of brands that includes Toro, Ditch Witch, Exmark, Spartan, BOSS, Ventrac, Tornado, American Augers, Subsite, HammerHead, Radius, Perrot, Hayter, Unique Lighting Systems, Irritrol, and Lawn-Boy. Through constant innovation and caring relationships built on trust and integrity, The Toro Company and its family of brands have built a legacy of excellence by helping customers work on golf courses, sports fields, construction sites, public green spaces, commercial and residential properties and agricultural operations. For more information, visit www.thetorocompany.com.

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